Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 22, 2006 relating to the consolidated financial statements of Entone Technologies, Inc., and subsidiaries, as of March 31, 2006 and 2005 and for the years then ended appearing in the Form 8-K/A of Harmonic Inc. filed on February 22, 2007.
/s/ Deloitte & Touche LLP
San Jose, California
October 21, 2008